Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2015 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 24, 2015. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $1.5 million, or $0.66 per diluted share, for the quarter ended March 31, 2015 compared to net income and net income available to common shareholders of $1.5 million, or $0.66 per diluted share, for the quarter ended March 31, 2014.

Net interest income after provision for loan losses decreased $39,000 for the quarter ended March 31, 2015 as compared to the same period in 2014. Interest income decreased $66,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 4.55% for 2014 to 4.36% for 2015, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $24.4 million, from $635.6 million for 2014 to $660.0 million for 2015. Interest expense increased $64,000 when comparing the two periods due primarily to an increase in the average balance of interest-bearing liabilities of $10.7 million, from $558.2 million for 2014 to $568.9 million for 2015, and an increase in the average cost of interest-bearing liabilities from 0.64% for 2014 to 0.67% for 2015. The provision for loan losses decreased $91,000, from $303,000 for 2014 to $212,000 for 2015. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $394,000, from $4.3 million at September 30, 2014 to $3.9 million at March 31, 2015. Net charge-offs were $148,000 for the quarter ended March 31, 2015 compared to net charge-offs of $214,000 for the same period in 2014.

Noninterest income decreased $304,000 for the quarter ended March 31, 2015 as compared to the same period in 2014. The decrease was due primarily to decreases in other income and net gain on trading account securities of $271,000 and $116,000, respectively, which more than offset increases in commission income, real estate lease income and services charges on deposit accounts of $34,000, $31,000 and $26,000, respectively. The decrease in other income is due primarily to a litigation settlement of $277,000 received in the March 2014 quarter as a partial recovery of losses on commercial bond investments recognized by Community First Bank in 2008.

Noninterest expenses decreased $145,000 for the quarter ended March 31, 2015 as compared to the same period in 2014. The decrease was due primarily to decreases in professional fees and compensation and benefits expense of $186,000 and $93,000, respectively, which more than offset increases in advertising and data processing expenses of $74,000 and $54,000, respectively. The decrease in professional fees expense is due primarily to $167,000 of expense incurred in the March 2014 quarter for consulting services related to a revenue enhancement and operating expense efficiencies project.

The Company recognized income tax expense of $435,000 for the quarter ended March 31, 2015, for an effective tax rate of 22.2%, compared to income tax expense of $624,000, for an effective tax rate of 28.9%, for the same period in 2014. The decreases in income tax expense and the effective tax rate for the quarter ended March 31, 2015 were due primarily to the Company’s captive insurance subsidiary, which was formed in September 2014.

Results of Operations for the Six Months Ended March 31, 2015 and 2014

The Company reported net income of $2.7 million and net income available to common shareholders of $2.6 million, or $1.18 per diluted share, for the six-month period ended March 31, 2015 compared to net income of $2.6 million and net income available to common shareholders of $2.5 million, or $1.10 per diluted share, for the six-month period ended March 31, 2014.

Net interest income after provision for loan losses increased $321,000 for the six months ended March 31, 2015 as compared to the same period in 2014. Interest income increased $209,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $32.7 million, from $624.2 million for 2014 to $656.9 million for 2015, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.55% for 2014 to 4.41% for 2015. Interest expense increased $73,000 when comparing the two periods due primarily to an increase in the average balance of interest-bearing liabilities of $21.5 million from $545.9 million for 2014 to $567.4 million for 2015. The average cost of interest-bearing liabilities was 0.66% for each of the six-month periods ended March 31, 2015 and 2014. The provision for loan losses decreased $185,000, from $604,000 for 2014 to $419,000 for 2015. Net charge-offs were $155,000 for the six months ended March 31, 2015 compared to net charge-offs of $82,000 for the same period in 2014.

Noninterest income decreased $297,000 for the six months ended March 31, 2015 as compared to the same period in 2014. The decrease was due primarily to decreases in other income and net gain on trading account securities of $274,000 and $202,000, respectively, which more than offset increases in service charges on deposit accounts, real estate lease income and commission income of $79,000, $40,000 and $28,000, respectively. The decrease in other income is due primarily to a litigation settlement of $277,000 received in the March 2014 quarter as a partial recovery of losses on commercial bond investments recognized by Community First Bank in 2008.

Noninterest expenses increased $65,000 for the six months ended March 31, 2015 as compared to the same period in 2014. The increase was due primarily to increases in data processing, advertising and other operating expenses of $125,000, $113,000 and $119,000, respectively, which more than offset decreases in professional fees, net loss on other real estate owned and compensation and benefits expense of $117,000, $87,000 and $71,000, respectively. The increase in data processing expense is due primarily to contract termination costs of $68,000 incurred during the December 2014 quarter. The increase in other operating expenses is due primarily to provisions for insurance claims of $85,000 during the 2015 period for First Savings Insurance Risk Management, Inc., the Company’s wholly-owned captive insurance subsidiary formed in September 2014. The decrease in professional fees expense is due primarily to $201,000 of expense incurred in the 2014 period for consulting services related to the revenue enhancement and operating expense efficiencies project.

The Company recognized income tax expense of $843,000 for the six months ended March 31, 2015, for an effective tax rate of 23.6%, compared to income tax expense of $1.0 million, for an effective tax rate of 29.0%, for the same period in 2014. The decreases in income tax expense and the effective tax rate for the 2015 period were due primarily to the Company’s captive insurance subsidiary.

Comparison of Financial Condition at March 31, 2015 and September 30, 2014

Total assets increased $13.7 million from $713.1 million at September 30, 2014 to $726.8 million at March 31, 2015. Net loans increased $11.1 million due primarily to continued growth in the Bank’s commercial real estate loan portfolio. Total deposits increased $3.7 million due primarily to a $14.3 million increase in brokered certificates of deposit, which more than offset decreases in retail certificates of deposit.

Stockholders’ equity increased $4.6 million from $87.1 million at September 30, 2014 to $91.7 million at March 31, 2015. At March 31, 2015, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
OPERATING DATA:	2015	2014	2015	2014
(In thousands, except share and per share data)

Total interest income	$6,924	$6,990	$13,933	$13,724
Total interest expense	952	888	1,883	1,810

Net interest income	5,972	6,102	12,050	11,914
Provision for loan losses	212	303	419	604

Net interest income after provision for loan losses	5,760	5,799	11,631	11,310

Total noninterest income	1,078	1,382	2,189	2,486
Total noninterest expense	4,876	5,021	10,250	10,185

Income before income taxes	1,962	2,160	3,570	3,611
Income tax expense	435	624	843	1,047

Net Income	$1,527	$1,536	$2,727	$2,564

Less: Preferred stock dividends declared	(43)	(43)	(86)	(86)

Net Income available to common shareholders	$1,484	$1,493	$2,641	$2,478

Net Income per share, basic	$0.69	$0.70	$1.24	$1.15
Weighted average common shares outstanding, basic	2,138,931	2,140,414	2,125,369	2,149,426

Net Income per share, diluted	$0.66	$0.66	$1.18	$1.10
Weighted average common shares outstanding, diluted	2,245,371	2,248,961	2,231,574	2,254,999

Performance ratios (annualized):
Return on average assets	0.84%	0.88%	0.75%	0.75%
Return on average equity	6.76%	7.35%	6.09%	6.15%
Return on average common stockholders' equity	8.33%	9.24%	7.53%	7.74%
Interest rate spread	3.69%	3.91%	3.75%	3.89%
Net interest margin	3.79%	3.99%	3.83%	3.97%
Efficiency ratio	69.16%	67.09%	71.99%	70.73%

	March 31,	September 30,
FINANCIAL CONDITION DATA:	2015	2014
(Dollars in thousands, except per share data)

Total assets	$726,847	$713,129
Cash and cash equivalents	20,197	20,330
Investment securities	193,616	195,435
Gross loans	451,538	440,126
Allowance for loan losses	6,514	6,250
Earning assets	658,979	649,086
Goodwill	7,936	7,936
Core deposit intangibles	1,553	1,725
Deposits	536,937	533,194
FHLB borrowings	81,554	79,548
Total liabilities	635,148	626,049
Stockholders' equity	91,699	87,080

Book value per common share	34.09	32.21
Tangible book value per common share	29.75	27.76

Non-performing assets:
Nonaccrual loans	2,839	3,804
Accruing loans past due 90 days	1,049	478
Troubled debt restructurings classified as performing loans	8,315	7,537
Foreclosed real estate	552	953
Other nonperforming assets	-	12

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.42%	1.40%
Allowance for loan losses as a percent of nonperforming loans	167.54%	145.96%
Nonperforming loans as a percent of total loans	0.85%	0.96%
Nonperforming assets as a percent of total assets	1.75%	1.79%